UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/28/2004

UMB FINANCIAL CORP
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-4887

MO	43-0903811
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1010 Grand Blvd
Kansas City, MO 64106
(Address of Principal Executive Offices, Including Zip Code)

(816) 860-7889
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On October 28, 2004, the Board of Directors of UMB Financial Corporation (the "Company") approved the terms of a proposed twenty-eight month consulting arrangement with R. Crosby Kemper, Jr., and authorized and directed the Board's Audit Committee to prepare, and Company officers to enter into, a written consulting agreement between the Company and Mr. Kemper reflecting such terms. Mr. Kemper, a beneficial owner of more than 10% of the Company's common stock, recently announced his retirement as an officer and director of the Company and its subsidiaries effective as of October 29, 2004. Under the arrangement approved by the Board, Mr. Kemper will provide advice and consulting services relating to credit underwriting and administration. In exchange for such services, Mr. Kemper will receive a fee of $25,000 per month during the first two months of the agreement and $12,500 per month during the remaining 26 months of the arrangement. The Company will provide an automobile, secretarial and administrative support and office facilities comparable to those provided to Mr. Kemper while he was employed by the Company.

On October 28, 2004, the Board, upon the recommendation of the Officers Salary and Stock Option Committee (the "Committee") approved the UMBF 2005 Short Term Incentive Plan (the "Plan"). Under the Plan, the Committee is authorized to adopt and implement an annual program under which the Company would pay cash awards to certain senior executive officers and corporate, functional, departmental and regional leaders if they achieve certain short-term objectives of the Company. Under the program proposed for 2005, approximately 110 officers of the Company and its subsidiaries would participate in the Plan and would be grouped into four tiers. Cash awards for the tiers would be based upon a percentage of base salary for each participant. The awards would be adjusted to reflect the extent to which a program participant met specified performance standards. Awards to participants with corporate-wide responsibilities could be increased up to 20% if corporate profitability exceeds target profitability by such percentage or more, but no awards would be granted to such persons if the Company does not achieve at least 80% of its target profitability. If all participants meet their program objectives for 2005 and the Company meets its profitability target for 2005, the total awards would be approximately $2.8 million. The Company retained an independent compensation consultant to help develop the Plan and the 2005 proposed program. At the end of 2005, the Committee will evaluate the cost and effectiveness of the 2005 program and determine whether to recommend a similar program for 2006.

Item 2.02.    Results of Operations and Financial Condition

On October 28, 2004, UMB Financial Corporation issued a press release announcing its earnings release for the fiscal quarter ending September 30, 2004. A copy of this press release is attached as Exhibit 99.1.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 28, 2004 the Board of Directors of UMB Financial Corporation approved an amendment to the Company's bylaws that will be effective immediately. The amendment to the bylaws reflects the board's decision to create an Executive Committee and a Management Committee for the Company. A copy of the bylaws amendment is attached as Exhibit 3.(ii).1

Item 9.01.    Financial Statements and Exhibits

3.(ii).1 Amendment to UMB Financial Corporation Bylaws

99.1 Press release dated as of October 28, 2004 by UMB Financial Corporation reporting financial results for fiscal quarter ended September 30, 2004

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

UMB FINANCIAL CORP

Date: October 28, 2004.	By:	/s/ Daniel C. Stevens
Daniel C. Stevens
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-3.(ii).1	Bylaws Amendment
EX-99.1	Press Release